EXHIBIT 99.1
NEWS RELEASE	Contacts:
Formula
Emily Agan or Maria Amor
619.234.0345
Vertis Communications
Grace Platon
800.365.8957

MICHAEL DUBOSE NAMED CHAIRMAN AND CEO

 OF VERTIS COMMUNICATIONS

BALTIMORE  (December 4, 2006) — Vertis Communications (“Vertis” or the “Company”), announced today that Michael DuBose has been named chairman and chief executive officer, effective immediately.

DuBose joins Vertis after serving as senior advisor to Aurora Capital and chairman of Anthony International. DuBose served as chairman, president and chief executive officer of Aftermarket Technology (NASDAQ: ATAC), from 1998 to 2005.  Prior to his role at Aftermarket, DuBose was chairman and CEO of Grimes Aerospace Company.  DuBose has also held executive positions at SAIC, General Instrument and General Electric Company.

“I am excited about joining the talented team at Vertis and about the robust product and service capabilities at the company,” said DuBose. “I believe that focusing on our customers, supporting our employees, and investing in our business, will strengthen Vertis’ position as a value-added partner with our customers and a leader in communications services.”

“We are pleased to have Mike join the Vertis team. He brings a strong track record of increasing shareholder value at both Aftermarket Technology and Grimes Aerospace, having focused on accelerating growth through value added services and operating excellence,” said Anthony J. DiNovi, director of Vertis and co-president of Thomas H. Lee Partners. “We believe his leadership skills and prior CEO experience will be of great benefit to Vertis, its customers and employees.”

DuBose will assume the CEO position from Dean Durbin, who has been chief executive since February 2006 and president since November 2004.  Durbin is resigning from those posts and is expected to provide transition support to Vertis.  DuBose will assume the Chairman position from Don Roland, who will continue to serve on the Board of Directors.

“The Board greatly appreciates Dean’s many contributions to Vertis since he joined as CFO in 2000,” added DiNovi. “During his tenure as CEO, Vertis increased volumes and greatly improved its competitive positioning in the direct mail marketplace. He engineered several tuck in acquisitions, divested select non-core assets and significantly improved the company’s cost structure. We wish Dean the very best in his future endeavors.”

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Conference Call
Vertis Communications will be holding a conference call on Tuesday, December 5, 2006 at 2:00pm ET. Michael DuBose, Chairman and Chief Executive Officer will host the conference call at 800.857.7465 or 1.210.234.0044 for international callers and the passcode confirmation is December 5. A recording of the call will be available for one week at 800.839.2346 or 203.369.3114 for international callers.

About Vertis Communications
Vertis Communications serves as marketing partner to many of today’s Fortune 500 companies. Vertis Communications leverages its vast experience in managing large, complex, time-sensitive assignments to turn its clients’ marketing ideas into realities. Headquartered in Baltimore, with more than 100 locations nationwide, Vertis Communications offers world-class consulting, creative, research, direct, media, technology, and production services.  In 2005, Vertis was recognized as one of the “Most Admired Companies” in Marketing and Advertising by Fortune magazine.  To learn more, visit www.vertisinc.com.

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